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                                                                    EXHIBIT 10.1


                               LICENSE AGREEMENT

         AGREEMENT dated as of January 1, 1994 by and between ELLEN TRACY INC. ("Licensor"), a New Jersey corporation, with its principal offices located at 575 Seventh Avenue, New York, New York 10018, and RIDGEVIEW, INC. ("Licensee"), a North Carolina corporation, with its principal offices located at P.O. Box 8, Newton, North Carolina 28658.

                              W I T N E S S E T H:

         WHEREAS, Licensor is the owner of the Licensed Properties (as defined in Section 1(b) hereof) and the goodwill associated therewith; and

         WHEREAS, Licensee desires to use the Licensed Properties on the Licensed Articles (as defined in Section 1(b) hereof), and Licensor desires to grant to Licensee a license to use the Licensed Properties on the Licensed Articles.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and agreements hereinafter set forth, and of other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1.      Definitions.     As used in this Agreement:

                 (a) "Advertising Materials" means all advertising and promotional materials and all packaging, wrapping and labelling materials for the Licensed Articles (including, without limitation, catalogues, trade advertisements, flyers, sales sheets, labels, package inserts, hangtags and displays) which are produced by or for the Licensee and which make use of any of the Licensed Properties.
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                 (b)      "Licensed Properties" means the names, logos,
trademarks and other intellectual properties set forth on Schedule A, attached hereto.

                 (c) "Licensed Articles" means the goods or products set forth on Schedule B, attached hereto, whether produced by Licensee or any contract manufacturer pursuant to Section 16 hereof for Licensee, and which bear the Licensed Properties.

                 (d) "Licensed Territory" means the country or countries set forth on Schedule C, attached hereto.

                 (e) "Net Sales Price" means the amount invoiced by Licensee to its retail customers or distributors for Licensed Articles shipped by Licensor less returns actually received and customary trade and volume discounts and allowances actually granted or allowed. In computing Net Sales Price, no costs incurred in manufacturing, selling, advertising or distributing the Licensed Articles shall be deducted, nor shall any deduction be made for uncollectible accounts. If a sale, transfer or other disposition is made otherwise than at arm's length, including, without limitation, a sale by Licensee to an affiliate of Licensee, the Net Sales Price of such Licensed Articles shall be deemed to be the Net Sales Price of like quantities of like products sold at arm's length.

                 (f) "Retail" means the better department stores and better specialty stores within the Licensed Territory and within Licensee's industry set forth on Schedule D, attached hereto. Such list may be amended from time to time with the mutual written approval of Licensor and Licensee.

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                 (g)      "Term" shall have the meaning set forth in Section
3(b) hereof.

                 (h) "Premiums" means any article used for the purpose of increasing the sale, promoting or publicizing any other product, or any service, including, without limitation, incentives for sales forces and for fund raising, give-aways and entries in sweepstakes.

         2.      Grant of License.

                 (a) Grant. Subject to the terms, conditions and limitations set forth in this Agreement, Licensor hereby grants to Licensee the right, license and privilege, during the Term hereof, to use or reproduce the Licensed Properties solely on the Licensed Articles or in connection with the manufacture, sale and distribution of the Licensed Articles through Retail channels of distribution throughout the Licensed Territory (the "License") . The License shall include the right to use the Licensed Properties to advertise, market and promote the Licensed Articles (on a non-exclusive basis). Licensee hereby covenants and agrees to use its best efforts to manufacture, distribute, sell, advertise and promote the Licensed Articles in the Territory during the Term.

                 (b)      Exclusivity.     The License granted herein shall be
exclusive in the Licensed Territory.

                 (c)      Limitations.     Licensee shall not sell the Licensed
Articles outside the Licensed Territory, or sell to those third parties Licensee knows or has reason to know will sell the Licensed Articles outside the Licensed Territory. The License does not include the right to export any Licensed





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Articles from the Licensed Territory. The Licensed Articles shall not be used as Premiums, in combination sales, as give-aways, as charitable contributions or disposed of under similar methods of merchandising or other transfer without the prior written consent of Licensor.

         3.      Term.

                 (a)      Initial Term.    The initial term of this Agreement
shall commence on January 1, 1994 (the "Commencement Date") and shall expire on December 31, 1996, subject to the terms of Section 20(c) hereof and unless sooner terminated in accordance with the terms hereof. Each calendar 12-month period during the Term hereof shall hereinafter be referred to as an "Annual Period."

                 (b) Renewal Option. Licensee shall have the right to renew this Agreement, upon written notice to Licensor given within 30 days prior to the expiration of the initial term, for an additional three (3) years, provided that at the time of such notice Licensee is not in breach of Section 21(c) hereof or in breach of any other provision hereof. The initial term and the renewal period are collectively referred to herein as the "Term."

         4.      Royalties.       In consideration for the License granted to
Licensee hereunder, Licensee agrees to pay the following:

                 (a) Actual Royalties.     Licensee shall pay to Licensor, at
the times and in the manner set forth in Section 4(c) hereof, a royalty equal to seven percent (7%) of the aggregate Net Sales Price of the Licensed Articles sold during the Term hereof ("Royalties"). All Royalties due to Licensor shall accrue upon the sale of the Licensed Articles, regardless





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of the time of collection by the Licensee. For purposes of this Agreement, a
Licensed Article shall be considered "sold" as of the date on which such Licensed Article is billed, invoiced, shipped or paid for, whichever event occurs first. Royalties shall be paid to Licensor quarterly in accordance with the provisions of Section 4(c) hereof.

                 (b)      Guaranteed Minimum Royalties.     Licensee shall pay
to Licensor the following amounts (the "Guaranteed Minimum Royalties") for each Annual Period hereunder which are based on the Projected Annual Sales for the respective Annual Periods:


FOR ANNUAL                                              AMOUNT OF GUARANTEED
PERIOD COMMENCING    PROJECTED ANNUAL SALES             MINIMUM ROYALTIES
- -----------------    ----------------------             --------------------
January 1, 1994           $1,500,000                        $105,000
January 1, 1995           $3,000,000                        $210,000
January 1, 1996           $5,000,000                        $350,000

         The Guaranteed Minimum Royalties for each Annual Period shall be paid in accordance with the provisions of Section 4(c) hereof. If the renewal option provided for in Section 3(b) hereof is exercised, the respective Projected Annual Sales and the Guaranteed Minimum Royalties for the Annual Periods during such renewal term shall be mutually agreed upon by the parties at the time of exercise of such option.

                 (c) Statements and Payments. Within thirty (30) days after the close of each calendar quarter during the Term hereof, Licensee shall furnish to Licensor complete and accurate statements (the "Quarterly Statements") certified by the President and Chief Financial Officer of Licensee showing in a format provided by or acceptable to Licensor the number, style description and Net Sales Price of each Licensed Article sold by





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Licensee during the preceding calendar quarter, together with the quantity and invoice value of any returns and allowances made during the preceding quarter, and the calculation of actual Royalties thereon due to Licensor. The Quarterly Statements shall include a summary of each consumer complaint, if any, made during such calendar quarter, and any remedial action taken by Licensee. The Quarterly Statements shall be furnished to Licensor whether or not any Licensed Articles have been sold and whether or not Royalties are due and payable for the preceding calendar quarter. Payment of the amount due as actual Royalties for such quarter, as such amount is shown on the Quarterly Statements, shall accompany the Quarterly Statements and shall be made in U.S. dollars; provided, however, that within thirty (30) days following the fourth calendar quarter of each Annual Period, Licensee shall pay to Licensor, in addition to the actual Royalties for the preceding quarter, an amount equal to the shortfall, if any, between the actual Royalties for such annual Period and the Guaranteed Minimum Royalties for such Annual Period. Failure to pay such shortfall shall constitute a breach in accordance with the provisions of Section 20(a) hereof; provided, however, that Licensor's sole remedy in the event of a failure to pay such amount for the first Annual Period shall be the right to terminate this Agreement, which right must be exercised by Licensor within thirty (30) days following delivery of the Quarterly Statement. Licensee hereby waives all claims to the refund of any Royalty payment or Guaranteed Minimum Royalties payment once made, including, without limitation, claims for





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refunds of payments for returns of Licensed Articles in subsequent reporting periods.

                 (d) No Waiver. The receipt or acceptance by Licensor of any of the Quarterly Statements or of any Royalties or Guaranteed Minimum Royalties paid hereunder (or the cashing of any checks evidencing such payments) shall not preclude Licensor from questioning the correctness thereof at any time, and in the event any inconsistencies, mistakes or errors are discovered in the Quarterly Statements or payments, such mistakes shall be immediately rectified and the appropriate payment made by Licensee.

                 (e) Time of Essence; Interest. Time is of the essence with respect to the furnishing of all statements and the making of all payments due hereunder. All amounts payable by Licensee to Licensor paid more than thirty (30) days after the due date thereof shall bear interest equal to the lower of (i) the maximum rate allowed by law or (ii) 1-1/2% per month, computed from the original due date until paid. In addition, Licensee shall pay to Licensor a late payment penalty equal to $100 per day for each day that a Quarterly Statement and the accompanying Royalty payment is past due.

         5.      Amounts Expended for Advertising and Promotion.

                 (a) Annual Advertising Amount. Licensee shall expend during each Annual Period an amount equal to at least one and one-half percent (1/2%) of the projected aggregate Net Sales Price for all sales of the Licensed Articles (other than Samples, Seconds and Close-Outs (as such terms are defined in Section 12 hereof)) during such Annual Period (the "Projected Annual





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Sales"), for the Purposes of advertising the Licensed Articles in various advertising media and for promoting and publicizing the Licensed Articles (hereinafter, the "Annual Advertising Amount"). The Annual Advertising Amount shall not include, and shall be in addition to, the amounts expended by Licensee for national advertising as set forth in Section 5(b) below. The Projected Annual Sales for each of the three Annual Periods during the initial term hereof are set forth on Schedule E hereto. Any shortfall in advertising expenditure in any Annual Period, which shortfall shall constitute a breach of this subsection (a), shall be made up by Licensee in the succeeding Annual Period by supplemental allocation for advertising to be made during the first 120 days of the succeeding Annual Period.

                 (b) National Advertising. Licensee shall expend at least one and one-half percent (1/2%) of the Projected Annual Sales for each Annual Period (the "National Advertising Amount") for national advertising to be run by Licensor, in which national advertising the Licensed Articles may be featured (but are not required to be featured), either alone or in conjunction with other products of Licensor or products of Licensor's other Licensees which bear the Licensed Properties. Licensee shall utilize Licensor's advertising agency, Ciccardi & Partners (the "Advertising Agency") for all national advertising. Advertisements in national catalogues shall not be deemed to be national advertising and any amounts expended for advertising in such catalogues shall not be included in the calculation of the National Advertising Amount. The National Advertising Amount shall be paid to Licensor by Licensee on a quarterly basis, in





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four (4) equal installments per Annual Period, simultaneously with the delivery of the Quarterly Statements and payment of amounts due as Royalties.

         In the event that Licensee does not expend all or any part of the National Advertising Amount in any Annual Period in breach of this subsection
(b), the unspent portion shall be added to Licensee's advertising budget for the succeeding Annual Period.

                 (c) Budgets. Not later than 30 days prior to the end of each calendar six-month period during the Term hereof, Licensee shall send Licensor (and/or the Advertising Agency if so designated by Licensor) the advertising budget and plan for the succeeding six-month period; provided, however, that Licensee shall submit to Licensor the advertising budget and plan for the first six-month period of the first Annual Period no later than December 15, 1993. Such advertising budget must be approved in writing by Licensor and/or the Advertising Agency within 20 days prior to the commencement of the succeeding six-month period.

                 (d) Cooperative Advertising. The portion of any cooperative advertising paid by stores or expenses for packaging shall not be deemed to be amounts expended on advertising by Licensee for purposes of this Agreement.

                 (e)      Use of Licensed Properties.       The Licensed
Properties alone shall be used in advertising and promotion. No other trademark or trade name, including Licensee's own trademark or trade name, may be associated with the Licensed Properties. Notwithstanding the above, Licensee, after obtaining approval of Licensor, may associate another trademark or trade name with the Licensed Properties in the following cases:





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                               (i)         In cooperative advertising in which
the Licensed Properties are associated with the names of one or more retailers who sell the Licensed Articles to consumers and/or where the Licensed Articles are advertised together with other products with different trademarks;

                              (ii)         In trade papers or magazines in
which Licensee's name is associated with the Licensed Articles or the Licensed Properties; and

                             (iii)         In advertising in which a trademark
is used to designate materials used in manufacturing the Licensed Articles.

                 (f) Failure to Expend Annual Advertising Amount. If Licensee shall for any two (2) consecutive Annual Periods during the Term hereof fail to expend the Annual Advertising Amount for such two (2) Annual Periods, then Licensee shall remit to Licensor, within sixty (60) days after the end of such second Annual Period, the difference between the dollars spent for advertising during such two (2) Annual Periods and the aggregate Annual Advertising Amounts for such two (2) Annual Periods.

                 (g) Documentation. During the Term hereof, upon Licensor's request, Licensee shall provide Licensor with any documentation and records satisfactory to Licensor, including paid invoices, receipts of payment and tear sheets, which demonstrate that Licensee has expended the sums set forth in this
Section 5 on advertising as and in the manner required by this Section 5.





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                 (h)      Quality of Advertising. Licensee shall ensure that
all advertising produced by Licensee or Licensee's designees hereunder shall be of the highest caliber.

                 (i) Audit. Licensee's expenditures for advertising and promotion shall be subject to audit by Licensor in accordance with Section 8 hereof.

         6. Research and Development Expenditure. Licensee covenants and agrees that it will take all steps necessary to develop new designs for the Licensed Articles so as to assure that during the Term hereof the Licensed Articles shall maintain a standard of high fashion. In this regard, Licensee shall use its best efforts to annually attend a reasonable number of trade shows in the hosiery, yarn and fabric industries. Licensee shall regularly report to Licensor on its attendance of such trade shows. Licensee shall use its best efforts to determine and utilize the state-of-the-art yarns and fabrics in the design and manufacture of the Licensed Articles.

         7.      Showroom; Sales Offices; Monitoring.

                 (a)      Showroom.        Prior to January 30, 1994, Licensor
shall commence operations of a showroom in New York City in which Licensee shall exclusively display and market the Licensed Articles. Licensor and/or Licensor's architect shall approve all architectural and design plans for such showroom. Such showroom shall be exclusively used to display and market the Licensed Articles, it being understood, however, that Licensee may use office space at such location for business purposes and for marketing and displaying articles other than the Licensed Articles, including articles sold under Licensee's private label.





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Licensee shall ensure that the showroom is adequately staffed by personnel of the highest caliber at all times.

                 (b) Sales Offices. Licensee shall ensure that any sales offices through which Licensed Articles are distributed and sold are staffed by personnel of the highest caliber at all times.

                 (c)      Monitoring.      From time to time senior personnel
of Licensee shall, as reasonably required, visit Retail locations where the Licensed Articles are sold to ensure that the Licensed Articles are being displayed and merchandised in accordance with the highest standards.

         8. Books and Records; Audit. Licensee shall keep accurate books of account and records at its principal place of business covering all transactions relating to the License granted hereunder. Licensor and Licensor's duly authorized representatives shall have the right during regular business hours to examine said books of account and records and all other documents and material in the possession or under control of Licensee with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto to make copies and extracts thereof. In order to facilitate inspection by Licensor or Licensor's representatives, Licensee shall maintain books and records concerning the Licensed Articles separately from the books and records of goods which are not licensed hereunder. Upon demand by Licensor, Licensee shall, at its own expense, furnish to Licensor a detailed statement by an independent certified accountant showing pricing information and the number and description of the Licensed Articles shipped





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and/or sold by Licensee up to the date of Licensor's demand. If any audit discloses that Licensee owes Royalties to Licensor in excess of two percent (2%) of those previously paid, Licensee shall pay, in addition to such deficiency, the cost of such examination and collection. If any audit discloses that Licensee owes Royalties to Licensor in an amount in excess of five percent (5%) of the Royalties previously paid, then, in addition to any and all other remedies that Licensor may have hereunder, Licensor shall have the right to terminate this Agreement upon written notice to Licensee. All books of account and records shall be kept available for at least three (3) years after the expiration of the Term or earlier termination of this Agreement. At least 90 days prior to the destruction of any such books of account or records, Licensee shall provide Licensor with a "Notice of Intent to Destroy" and upon the request of Licensor, all such books or records shall be delivered to Licensor.

         9.      Quality Control/Approval Process.

                 (a) General. Licensee shall comply with all reasonable procedures which Licensor may from time to time adopt regarding its approval of Licensed Articles and Advertising Materials which Licensee proposes to manufacture, sell, or use under this Agreement. These approval procedures shall be carried out on prescribed forms to be supplied to Licensee by Licensor, and shall incorporate the basic approval requirements and steps outlined in the following subsections. Licensee agrees to retain all materials relating to approvals in its files during the Term hereof and for one (1) year thereafter.





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                 (b)      Preliminary Activities. Licensee shall designate at
least one individual employed by Licensee (the "Designer") who shall have principal responsibility for the design of each line of the Licensed Articles for each season. Licensor shall have the right to approve the designation of the Designer. In addition, Licensor shall have the right to instruct Licensee to replace the Designer if Licensor deems the performance of the Designer to be unsatisfactory. The Designer shall devote a substantial portion of his or her working hours to the design of the Licensed Articles; provided, however, that the Designer may also have merchandising responsibilities. Within a reasonable period of time prior to the commencement of the design of each seasonal line, the Designer shall consult with Licensor as to proposed styles, colors, fabrics and yarn weaves. At such meeting, the Designer shall advise Licensor of all of the latest developments in design, fabric and yarn types in the hosiery industry. Following such meeting but prior to commencement of the approval process set forth in subsection (c) below, the Designer shall submit to Licensor for approval a written design plan for the line, which shall include actual proposed designs for the Licensed Articles, proposed fabrics and yarns, a breakdown of the proposed colors for the designs and the percentage of the total line each such design (including a breakdown by color groups) shall constitute. Licensor shall have the right to disapprove any aspect of the design plan and designate all desired modifications of the plan, which modifications the Designer shall accept and incorporate into the new design plan.





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                 (c)      Approval of Licensed Articles. With respect to each
different Licensed Article which Licensee proposes to manufacture and sell under this Agreement and which is part of the approved design plan, Licensee shall submit to Licensor for review and approval by Licensor the following materials for such Licensed Article, in the order stated, in each instance, sufficiently in advance to accommodate any comments or requests for changes by Licensor and to maintain the schedule necessary to meet the opening date of each seasonal line:

                      (i) preliminary workshop samples which will generally show the type of Licensed Article that will be made and which will include a sample of the proposed fabric and/or yarn weave;

                     (ii) a sample from the dye-lot for each color group for each Licensed Article;

                    (iii) a preproduction prototype sample of the Licensed Article in each color, where appropriate, or a preproduction final sample of the Licensed Article in each color showing in either case the exact form, finish, quality and color the Licensed Article will have when manufactured in production quantities; and

                      (iv) 12 identical production samples of the Licensed Article, to be submitted immediately upon commencement of production.

Licensee shall comply with all of the foregoing approval steps for each Licensed Article, obtaining written approval from Licensor at each step of the process, unless by prior written





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notice from Licensor it is exempted from any such step with respect to a specific Licensed Article.

                 (d) Approval of Advertising Materials. With respect to each different item of Advertising Material which Licensee (or any party acting on its behalf) proposes to produce and use under this Agreement, Licensee shall submit to Licensor and/or the Advertising Agency if so designated by Licensor for review and approval the following materials, in the order stated:

                      (i) proposed written copy for the item of Advertising Material with attached rough art showing how the Licensed Properties will be used in connection with the copy;

                      (ii) final copy for the item, with finished "lift" art, showing the use of the Licensed Properties;

                      (iii)       finished "mechanicals" for the item; and

                      (iv) a final printed sample of the item, where feasible (as, for example, in the case of labels, hangtags, printed brochures, catalogues, and the like).

         Licensee shall be required to comply with all of the foregoing approval steps for each item of Advertising Material, obtaining written approval from Licensor and/or the Advertising Agency at each step of the procedure, unless by prior written notice from Licensor and/or the Advertising Agency it is exempted from any such Step with respect to a specific item of Advertising Material. With respect to those kinds of Advertising Materials (such as print media advertisements, catalogues, promotional flyers, and the like) which Licensee proposes to use for the purpose of advertising and promoting the Licensed Articles to the general public, Licensee, when submitting such Advertising





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Materials to Licensor and/or the Advertising Agency for approval, shall describe the proposed uses of the Advertising Materials (including the media to be used in exploiting the same) and the duration of such proposed uses. In such cases, approval of the Advertising Materials by Licensor and/or the Advertising Agency shall extend only to those proposed uses, durations of use, etc., described in Licensee's submissions.

                 (e)      Approval Standards.      Licensor, and in the case of
Section 9(d) the Advertising Agency, shall have the right to disapprove any materials under Sections 9(b), 9(c) and 9(d) if either of them determine, in their sole discretion, that the materials in question would impair the value and goodwill associated with the Licensed Properties and/or Licensor's licensing program.

                 (f)      Time for Approval.       Licensor agrees to use
reasonable efforts to notify Licensee in writing of approval or disapproval by Licensor of any materials submitted to Licensor under Sections 9(b), 9(c) and 9(d) within 15 business days after Licensor's receipt of such materials.

                 (g) Out-of-Pocket Expenses. From time to time Licensor may submit to Licensee proposed fabrics, samples, reference materials, yarns or other materials or articles. Licensee shall promptly reimburse Licensor for any out-of-pocket expenses incurred by Licensor in connection with the foregoing.

         10. Warranty of Quality; Maintenance of Quality of Licensed Articles; Inspection of Production Facilities.

                 (a) Warranty of Quality. Licensee warrants that the Licensed Articles will be of good quality in design, material and





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workmanship and will be suitable for their intended purpose; that no injurious, deleterious or toxic substances will be used in or on the Licensed Articles; that the Licensed Article; will not cause harm when used as instructed and with ordinary care for their intended purpose; and that the Licensed Articles will be manufactured, sold and distributed in strict compliance with all applicable laws and regulations.

                 (b) Maintenance of Quality. Licensee agrees to maintain the quality of Licensed Articles manufactured under this Agreement up to the specifications, quality and finish of the production sample of such Licensed Article approved by Licensor under Sections 9(b), 9(c) and 9(d), and agrees not to change the Licensed Article in any respect or to make any change in the artwork for the Licensed Article without first submitting to Licensor samples showing such proposed changes and obtaining written approval of such samples from Licensor. From time to time after it has commenced manufacturing the Licensed Articles, Licensee, upon request from Licensor, shall furnish free of charge to Licensor a reasonable number of random production samples of any Licensed Article specified by Licensor in its request.

                 (c) Inspection of Production Facilities. Upon request from Licensor, Licensee shall furnish to Licensor the addresses of the production facilities used by Licensee for manufacturing the Licensed Articles, and shall make arrangements for Licensor or its representatives to inspect such production facilities during reasonable business hours.





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         11.     Prohibition Against Manufacture, Sale or Use of Unapproved
Licensed Articles or Advertising Materials; Termination of Rights of Licensor. Licensee shall not have the right to manufacture, offer for sale, distribute, sell or use any Licensed Article or item of Advertising Material unless it has complied with all of the approval procedures and requirements set forth in
Section 9 with respect to such Licensed Article or item of Advertising Material, and has obtained prior written approval of such Licensed Article or item of Advertising Material by Licensor. Failure by Licensee to comply with the provisions of Section 9 shall constitute a material breach of this Agreement and shall be grounds for immediate termination of this Agreement by Licensor, as provided in Section 20 hereof.

         12.     Samples, Seconds and Close-Outs.

                 (a)      Definitions.

                      (i) "Samples" are Licensed Articles which are trial productions which are never part of the line.

                     (ii) "Seconds" are Licensed Articles which are not first quality goods which are sold as irregulars.

                    (iii) "Close-Outs" are Licensed Articles sold which are part of a collection or line which Licensee is unable to market through Retail channels of distribution and which are sold at reduced prices.

                 (b) Limitation on Sale. Licensee may sell Seconds of Licensed Articles; provided, however, that such sales shall not constitute more than five percent (5%) of Licensee's total annual wholesale sales (calculated per Annual Period) of first quality unit production of Licensed Articles. All Licensed Articles sold





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as Seconds, and any related packaging and/or labelling, must be clearly marked as such and Licensee's label shall not be removed from the Licensed Articles. All Seconds produced in excess of the five percent (5%) limitation set forth shall be destroyed and Licensee shall notify Licensor of such destruction. Licensor shall have the option to provide that Seconds and Close-Outs (or certain of such Seconds and Close-Outs) shall be sold only through approved outlet stores operated by Licensor. If Licensor exercises such option (which Licensor may do with respect to some but not all of the Seconds and Close-Outs), such Seconds and Close-Outs shall be shipped to Licensor's outlet stores and sold on a consignment basis. Licensor shall establish the prices paid by Licensor for such Seconds and Close-Outs. If Licensor shall not exercise such option at all or shall not exercise such option in its entirety, Licensor shall have the right to approve any outlet stores through which Seconds and Close-Outs not shipped to Licensor's stores shall be sold. Records as to sales of Seconds and Close-Outs shall be provided by Licensee to Licensor in accordance with
Section 8 hereof. Licensee hereby covenants and agrees to use its best efforts to comply with all federal, state and local laws, rules and regulations relating to sales made on a consignment basis.

                 (c) Royalties; Records. During each Annual Period, for sales (including consignment) of Seconds and Close-Outs equal to the greater of
(i) 100,000 or (ii) fifteen percent (15%) of the aggregate sales of Seconds and Close-Outs during the preceding Annual Period, Licensee shall pay to Licensor Royalties on such Seconds and Close-Outs at the rate of fifty percent (50%)





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of the otherwise applicable royalty rate. For all sales of Seconds and
Close-Outs during each Annual Period in excess of the greater of (i) $100,000 or (ii) fifteen percent (15%) of the aggregate sales of Seconds and Close-Outs during the preceding Annual Period, Licensee shall pay to Licensor Royalties at the rate set forth in Section 4(a) hereof. In either case, the computation of such Royalties shall be based upon the non-discounted Net Sales Price of such Licensed Articles. No Royalties shall be paid on Samples. Licensee shall maintain such records that in the event of an audit, Licensor's auditors shall be able to confirm that the five percent (5%) limitation on Seconds is adhered to Licensor may, upon notice to Licensee, require Licensee to cease selling Seconds and Close-Outs to particular accounts as Licensor may from time to time determine in its sole discretion.

         13.     Licensed Properties Rights and Obligations.

                 (a)      General.         All uses of the Licensed Properties
hereunder shall inure to Licensor's benefit. Licensee acknowledges that Licensor is the exclusive owner of all the Licensed Properties and of any trademark incorporating all or any part of any Licensed Property and the trademark rights created by such uses. Without limiting the foregoing, Licensee hereby assigns to Licensor any trademark incorporating all or any part of any Licensed Property and the trademark rights created by such uses together with the goodwill attaching to that part of the business in connection with which such Licensed Properties or trademarks are used. Licensee agrees to execute and deliver to censor such documents as are required to register Licensee as a registered user or permitted user of the Licensed Properties of such trademarks and to follow Licensor's instructions for proper use thereof in order that protection and/or registrations for the Licensed Properties and such trademarks may be obtained or maintained.

                 (b) Prohibitions. Licensee agrees not to use any Licensed Properties or any trademark incorporating all or any part of any Licensed Properties on any business sign, business cards, stationery or forms (except as licensed herein) or to use any Licensed Properties, as the name of Licensee's business or any division thereof, unless otherwise agreed by Licensor in writing.

         14. Registrations. Except with the written consent of Licensor, neither Licensee, its parent or any subsidiary of Licensee shall register or attempt in any country to register copyrights in, or to register as a trademark, service mark, design patent or industrial design or business designation, any of the Licensed Properties or derivations or adaptations thereof, or any word, symbol or design which is so similar thereto as to suggest association with or sponsorship by Licensor or any subsidiary of Licensor. In the event of breach of the foregoing, Licensee agrees, at Licensee's expense and Licensor's request, immediately to terminate the unauthorized registration activity and promptly to execute and deliver, or cause to be delivered, to Licensor such assignments and other documents as Licensor may require to transfer to Licensor all rights to the registrations, patents or applications involved.

         15.     Unauthorized Use of Licensed Materials.

                 (a) No Unauthorized Use. Licensee shall not use the Licensed Properties or any other material the copyright to which is owned by Licensor in any way other than as herein authorized (or as is authorized in such other written contract signed by Licensor and Licensee as may be in effect between such parties). In addition to any other remedy Licensor may have, Licensee agrees that the profits from any use thereof on products other than the Licensed Articles (unless authorized by Licensor in writing), and all profits from the use of any other copyrighted material of Licensor without written authorization, shall be payable to Licensor.

                 (b) Notice of Unauthorized Use. Licensee shall give to Licensor prompt written notice of any unauthorized use by third parties of Licensed Properties and Licensee shall not, without written consent, bring or cause to be brought any criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to Licensed Properties. Licensee agrees to cooperate with Licensor, and, if necessary, to be named by Licensor as a sole complainant or co-complainant in any action against an infringer of the Licensed Properties and Licensee agrees to pay to Licensor all or any part of damages or other monetary relief recovered in such action other than for reasonable expenses incurred at Licensor's request.

         16.     Manufacture of Licensed Articles by Third-Party Manufacturers.

                 (a)      Sublicensing.    Licensee shall not have the right to
sublicense any of the rights granted to it under this Agreement.

                 (b) Agreements with Third-Party Manufacturers. If Licensee at any time desires to have Licensed Articles or components thereof containing Licensed Properties manufactured by a third party, Licensee must, as a condition to the continuation of this Agreement, notify Licensor of the name and address of such manufacturer and the Licensed Articles or components involved and obtain Licensor's prior written permission to do so. The granting of said permission will be conditioned upon:

                          (i)         In the case of manufacture outside the
Territory:

                                   (A)      Licensee signing a consent
agreement in a form which Licensor will furnish;

                                   (B)      Licensee causing each such
manufacturer and any submanufacturer to sign an agreement in a form which Licensor will also furnish Licensee; and

                                   (C)      Receipt by Licensor of such
agreements properly signed; and

                          (ii)        In the case of manufacture in the
Territory:

                                   (A)      If Licensor so requests, Licensee
causing each such manufacturer to sign an agreement in a form which Licensor will furnish; and

                                   (B)     Licensor's receipt of such agreement
properly signed.

                 (c) Unauthorized Use by Third-Party Manufacturers. If any third-party manufacturer utilizes Licensed Properties for any unauthorized purpose, Licensee shall cooperate fully in bringing such utilization to an immediate halt. If, by reason of Licensee not having supplied the above-mentioned agreements to Licensor or not having given us the name of any supplier, Licensor makes any representation or takes any action and is thereby subjected to any penalty or expense, Licensee will fully compensate Licensor for any cost or loss Licensor sustains.

         17.     Indemnification.

                 (a) By Licensee. Licensee shall indemnify Licensor during and after the Term against all claims, liabilities (including settlements entered into in good faith with Licensee's consent, not to be unreasonably withheld) and expenses (including reasonable attorneys' fees) arising out of Licensee's activities hereunder or out of any defect (whether obvious or hidden and whether not present in any sample approved by Licensor) in any Licensed Article or arising from personal injury or any infringement of any rights of any other person by the manufacture, production, sale, distribution, possession or use of Licensed Articles or their failure to comply with applicable laws, regulations and standards. The parties indemnified hereunder shall include Licensor, any parent company, subsidiary or affiliate of Licensor, and their officers, directors, employees and agents. The indemnity shall not apply to any claim or liability relating to any infringement of the copyright of a third party caused by Licensee's utilization of the Licensed Properties in accordance with provisions hereof.

                          (b)     Prior Rights. No warranty or indemnity is
given with respect to any liability or expense arising from any claim that use of the Licensed Properties or the trademarks on or in connection with the Licensed Articles hereunder or any packaging, advertising or promotional material infringes on any trademark right of any third party or otherwise constitutes unfair competition by reason of any prior rights acquired by such third party other than rights acquired from Licensor. It is expressly agreed that it is Licensee's response ability to carry out such investigations as Licensee may deem appropriate to establish that the Licensed Articles, packaging, promotional and advertising material which are manufactured or created hereunder, including any use made of the Licensed Properties therewith, do not infringe such right of any third party, and Licensor shall not be liable to Licensee if such infringement occurs.

         18. Insurance. Licensee shall maintain in full force and effect at all times while this Agreement is in effect and for three (3) years thereafter comprehensive general and commercial liability insurance, including broad form contractual and products liability coverage waiving subrogation, with combined single limits of no less than three million dollars (US $3,000,000.00), with a deductible of no more than $25,000 and naming as additional insured those indemnified in Section 17(a) hereof. Licensee shall deliver to Licensor a Certificate or certificates of insurance evidencing satisfactory coverage and indicating that Licensor shall receive written notice of cancellation, nonrenewal or of any material change in coverage at least thirty
(30) days prior to the effective date hereof. Licensees insurance shall be carried by an insurer with a BEST rating of B + V. Compliance herewith in no way limits Licensee's indemnity obligations, except to the extent that Licensee's insurance company actually pays Licensor amounts which Licensee would otherwise pay Licensor. Licensee shall take all necessary steps to ensure that the insurer has no right of subrogation against the Licensor.

         19. Withdrawal of Licensed Material. Licensee agrees that Licensor may, without obligation to Licensee other than to give Licensee written notice thereof, withdraw from the scope of this Agreement any Licensed Properties which within six (6) months from the commencement of the Term of this Agreement, are not being used on or in connection with Licensed Articles. Licensor may also withdraw any Licensed Properties or Licensed Articles the use or sale of which under this Agreement would infringe or reasonably be claimed to infringe the rights, other than rights granted by Licensor, of a third party, in which case Licensor's obligations to Licensee shall be limited to the purchase at cost of Licensed Article's and other materials utilizing such withdrawn Licensed Properties which cannot be sold or used.

         20.     Termination.      Without prejudice to any other right or
remedy available to Licensor:

                 (a) Default; Breach. If Licensee fails to manufacture, sell and distribute the Licensed Articles or to furnish statements and pay Royalties and Guaranteed Minimum Royalties as herein provided, or if Licensee breaches the terms of this Agreement, and if any such failure is not corrected within fifteen (15) days after Licensor sends Licensee written notice setting forth the nature of the failure and/or breach, Licensor shall have the right at any time to terminate this Agreement by giving Licensee a written notice of termination.

                 (b) Immediate Termination. Licensor shall have the right at any time to terminate this Agreement forthwith by giving Licensee written notice thereof if:

                               (i)         Licensee delivers to any customer
without Licensor's written authorization merchandise containing representations of Licensed Properties or other material the copyright or other proprietary rights to which are owned by Licensor other than Licensed Articles listed herein and approved in accordance with Sections 9(b), 9(c) and 9(d);

                              (ii)         Licensee delivers Licensed Articles
outside the Territory or knowingly sells Licensed Articles to a third party for delivery outside the Territory unless pursuant to a written distribution permission or separate written license agreements with Licensor or any subsidiary of Licensor;

                             (iii)         a breach occurs which is of the same
nature, and which violates the same provision of this Agreement, as a breach of which Licensor has previously given Licensee two (2) written notices;

                              (iv)         Licensee breaches any material term
of any other license agreement between Licensor and Licensee, and Licensor terminates such agreement for cause;

                               (v)         Licensee shall make assignment for
the benefit of creditors, or files a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by some other name or term; or

                              (vi)         Licensee is not permitted or is
unable to operate its business in the usual manner, or is not permitted or is unable to provide Licensor with assurance satisfactory to Licensor that Licensee will so operate its business, as debtor in possession or its equivalent, or is not permitted, or is unable to, otherwise meet its obligations under this Agreement or to provide Licensor with assurance satisfactory to Licensor that Licensee will meet such obligations.

                 (c) Lack of Sales. In the event that Licensee has not made aggregate sales of the Licensed Articles (not including Samples, Seconds and Close-Outs) in an amount equal to $1,500,000 during the first Annual Period, or $3,000,000 during the second Annual Period, Licensor may terminate this Agreement upon ten (10) days written notice notwithstanding the provisions of
Section 3(a) hereof.

         21. Rights and Obligations Upon Expiration or Termination. Upon the expiration or termination of this Agreement, all rights herein granted to Licensee shall revert to Licensor, and Licensor shall be entitled to retain all Royalties and other things of value paid or delivered to Licensor. Licensee agrees that from the expiration or termination of this Agreement Licensee shall neither manufacture nor have manufactured for Licensee any Licensed Articles, that Licensee will deliver to Licensor any and all artwork which may have been used or created by Licensee in connection with this Agreement, that Licensee will at Licensor's option either sell to Licensor at cost or destroy or efface any molds, plates and other items used to reproduce Licensed Properties and that, subject as hereinafter provided, Licensee will cease selling Licensed Articles. If Licensee has any unsold Licensed Articles in inventory on the expiration or termination date, Licensee shall provide Licensor with a full statement of the kinds and numbers of such unsold Licensed Articles and shall thereupon, but only if such statement has been provided to Licensor and if Licensee has fully complied with the terms of this Agreement including the payment of all Royalties due, have the right for a limited period of ninety (90) days from such expiration or earlier termination date to sell off and deliver such Licensed Articles or, at the option of Licensor resell such Licensed Articles to Licensor at cost. Licensee shall furnish Licensor with statements covering such sales and pay Licensor Royalties in respect of such sales. Except as otherwise agreed by the parties in writing, any inventory of Licensed Articles in Licensee's possession or control after the expiration or termination hereof and of any sell-off period granted hereunder shall be destroyed or all Licensed Properties removed or obliterated therefrom.

         22.     Waivers.         A waiver by either party at any time of a
breach of any provision of this Agreement shall not apply to any breach of any other provision of this Agreement or imply that a breach of the same provision at any other time has been or will be waived or that this Agreement has been in any way amended, nor shall any failure by either party to object to conduct of the other be deemed to waive such party's right to claim that a repetition of such conduct is a breach hereof.

         23.     Purchase of Licensed Articles by Licensor.         If Licensor
wishes to purchase Licensed Articles, Licensee agrees to sell such Licensed Articles to Licensor or any subsidiary of Licensor at as low a price as Licensee charges for similar quantities sold to regular customers and to pay Licensor Royalties on any such sales.

         24.     Non-Assignability.         Licensee shall not voluntarily or
by operation of law assign, sub-license, transfer, encumber or otherwise dispose of all or any part of its interest in this Agreement without Licensor's prior written consent. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such consent shall be void and shall constitute a material default and breach of this Agreement. "Transfer" within the meaning of this Section 24 shall include any merger or consolidation involving Licensee's company, any sale or transfer of all or substantially all of Licensee's assets and any transaction or series of related transactions resulting in the transfer of thirty-three and one-third percent (33-1/3%) or more of the voting stock of Licensee.

         25.     Relationship.    This Agreement does not provide for a joint
venture, partnership, agency or employment relationship between the Licensor and Licensee.

         26.     Headings.        Headings of paragraphs herein are for
convenience of reference only and are without substantive significance.

         27. Modifications or Extensions of this Agreement. Except as otherwise provided herein, this Agreement can only be extended or modified by a writing signed by both parties.

         28. Notices. All notices and statements required hereunder shall be in writing and shall be sent by hand delivery or registered or certified mail (postage prepaid and return receipt requested) to the addresses set forth below unless notification of a change of address is given in writing. Notice shall be deemed received upon actual receipt.

                          If to Licensor, to:

                          Ellen Tracy Inc.
                          575 Seventh Avenue
                          New York, New York 10018
                          Attention: Herbert Gallen


                          If to Licensee, to:

                          Ridgeview, Inc.
                          P.O. Box 8
                          Newton, North Carolina 28658
                          Attention: Hugh Gaither

         29. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes any preexisting agreement and any oral or written communications between the parties.

         30. Choice of Law and Forum. This Agreement shall be deemed to be entered into in New York and shall be governed and interpreted according to the laws of the State of New York. Any legal actions pertaining to this Agreement shall be commenced within the State of New York. The prevailing party shall be entitled to recover reasonable attorney's fees and costs incurred therein.

         IN WITNESS WHEREOF, the parties hereunto have signed this Agreement as of the date first written above.


                                        ELLEN TRACY INC.


                                        By:     /s/ Herbert Gallen
                                           -------------------------------
                                        Title:
                                              ----------------------------

                                        RIDGEVIEW, INC.


                                        By:     /s/ Hugh R. Gaither
                                           -------------------------------
                                        Title:
                                              ----------------------------

                                   Schedule A

                              Licensed Properties



Trademark

"Ellen Tracy"
"Linda Allard"
"Linda Allard for Ellen Tracy"

                                   Schedule B

                               Licensed Articles



Ladies hosiery products
Ladies sport socks
Ladies casual socks

                                   Schedule C

                              Licensed Territories



United States of America, its territories and possessions, and Canada

                                   Schedule D



                      List of Better Department Stores and
                            Better Specialty Stores


Retail Stores                                      Specialty Stores
- -------------                                      ----------------

Saks                                               Adele's-Pittsburgh, PA
Nieman Marcus                                      Ed Mitchell-Westport, CT
Nordstrom                                          Country Fair-Deal, NJ
Dillards                                           Binns-Williamburgh, VA
Lord & Taylor                                      Kays Cabin-Roanoke,VA
I Magnin                                           Halls/Swanson-Kansas City, MO
Bloomingdales                                      Donneckers-Ephrata, PA
Macys East                                         Meyer Jonasson-Altoona, PA
Dayton Hudson/Marshall Field                       Zita-Milwaukee, WI
Robinson/May                                       Coco-Nashville, TN
Macys West/Bullocks                                Mansours-La Grange, GA
Parisian                                           Tootsies-Houston, TX
Richs                                              Turtletique-Dallas, TX
Filenes                                            Julian Gold-Corpus Christi,
Stawbridges                                          San Antonio, Midland, TX
Jacobson, MI                                       Salon-Modesto, CA
Famous Barr
Woodies/Wanamakers
Kaufmans
Foleys

                                   Schedule E


Year                                                      Projected Net Sales
- ----                                                      -------------------


1994                                                      $1,500,000

1995                                                      $3,000,000

1996                                                      $5,000,000